UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2017

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

784 Memorial Drive, Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item. 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 25, 2017, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Infinity Pharmaceuticals, Inc. (the “Company”) approved stock option grants for all of the Company’s employees, including the named executive officers, other than Adelene Perkins, the Chief Executive Officer. The grants vest over two years and were made to incentivize and support employee retention through May 25, 2019. Options were not granted to Ms. Perkins due to a limitation in the Company’s 2010 Stock Incentive Plan (“2010 Plan”) on the number of awards that may be granted to each participant in the 2010 Plan during each calendar year. Accordingly, the Compensation Committee determined to grant to Ms. Perkins a stock option to purchase 500,000 shares of the Company’s common stock, with the grant of such option to be approved by the Compensation Committee on January 8, 2018 (the “2018 Grant Date”), provided that Ms. Perkins continues to be an executive officer on such date (the “2018 Option”). The 2018 Option will be granted pursuant to the 2010 plan and will vest as to 50% of the shares underlying the option on May 25, 2018 and as to 50% of the shares underlying the option on May 25, 2019, subject to Ms. Perkins’ continued service on the respective vesting date. The 2018 Option will have an exercise price equal to the greater of the closing price of the Company’s common stock on the 2018 Grant Date and the closing price of the Company’s common stock on May 25, 2017. Additionally, if the closing price of a share of common stock on the 2018 Grant Date is higher than the closing price of a share of common stock on May 25, 2017, then Ms. Perkins is eligible to earn an economic replacement payment equal to 500,000 multiplied by the excess of the closing price of a share of common stock on the 2018 Grant Date over the closing price on May 25, 2017. The economic replacement payment is payable in two equal installments on May 25, 2018 and May 25, 2019, provided in each case that Ms. Perkins continues to be employed by the Company on each such date. In the event of a Change in Control Event (as defined in the 2010 Plan) prior to January 8, 2018, and provided that Ms. Perkins continues to be employed by the Company on such date, the economic replacement payment will be equal to 500,000 multiplied by the excess, if any, of the closing price of a share of common stock on the date immediately prior to such Change in Control Event over the closing price on May 25, 2017.

Amendment of Performance-Based Restricted Stock Awards

Additionally, on May 25, 2017, the Compensation Committee approved an amendment (the “Amendment”) to performance-based restricted stock awards made to the Company’s employees, including each of its named executive officers. The awards vest upon the determination by the Compensation Committee of the level of achievement on or before to June 30, 2017 of certain pre-specified business objectives relating to the Company’s existing real property leases and IPI-549, the Company’s PI3K-gamma selective inhibitor. Under the Amendment, the period during which the pre-specified business objectives must be achieved is extended to December 31, 2017.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At our Annual Meeting of stockholders held on May 25, 2017, our stockholders voted on four matters as follows:

1.	The following seven nominees were elected to our Board of Directors to serve for a one-year term expiring at the 2018 annual meeting of stockholders:

	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
Jeffrey Berkowitz, J.D.	32,849,653	795,142	27,276	10,160,694

Anthony B. Evnin, Ph.D.	32,817,536	840,259	14,276	10,160,694

Michael G. Kauffman, M.D., Ph.D.	32,532,279	1,127,316	12,476	10,160,694

Adelene Q. Perkins	32,782,969	727,429	161,673	10,160,694

Norman C. Selby	32,791,412	799,453	81,206	10,160,694

Ian F. Smith	33,038,856	619,120	14,095	10,160,694

Michael C. Venuti, Ph.D.	32,790,768	852,008	29,295	10,160,694

2.	A non-binding, advisory proposal on the compensation of the Company’s named executive officers was approved.

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
24,174,001	9,462,624	35,446	10,160,694

3.	The shareholders recommended, in a non-binding, advisory vote, that future advisory votes on the compensation of the Company’s named executive officers be held every three years.

Every 3 Years	Every 2 Years	Every 1 Year	Abstain
694,620	119,701	32,760,228	97,522

In light of the foregoing vote and consistent with the prior recommendation of the Board of Directors, the Company intends to hold future non-binding advisory votes on executive compensation on an annual basis until the next required advisory vote on the frequency of stockholder votes on executive compensation.

4.	The appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year was ratified.

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
43,506,300	188,343	138,122	—

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: May 26, 2017	By:	/s/ Seth A. Tasker
Seth A. Tasker VP, General Counsel